Exhibit 21
SUBSIDIARIES OF ANALOG DEVICES, INC.
As of November 2, 2013

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Analog Devices Australia Pty. Ltd.	Australia
Analog Devices Pty, Ltd.	Australia
Analog Devices, GMBH	Austria
Analog Devices Canada, Ltd.	Canada
Analog Devices (China) Co. Ltd.	China
Analog Devices (Shanghai) Co. Ltd.	China
Analog Devices A/S	Denmark
Analog Devices (Finland) OY	Finland
Analog Devices, SAS	France
Analog Devices, GmbH	Germany
Analog Devices Hong Kong, Ltd.	Hong Kong
Analog Devices India Private Limited	India
Analog Devices International	Ireland
Analog Devices International Financial Services Limited	Ireland
Analog Devices Technology	Ireland
Analog Devices Israel, Ltd.	Israel
Analog Devices SRL	Italy
Analog Devices, K.K.	Japan
Analog Devices Korea, Ltd.	Korea
Analog Devices Coöperatief, U.A.	The Netherlands
Analog Devices Holdings, B.V.	The Netherlands
Analog Devices Nederland, B.V.	The Netherlands
Analog Devices (Philippines), Inc.	The Philippines
Analog Devices Gen. Trias, Inc.	The Philippines
Analog Devices Realty Holdings, Inc.	The Philippines
Analog Devices S.L.	Spain
Analog Devices A.B.	Sweden
Analog Devices Taiwan, Ltd.	Taiwan
Analog Devices Limited	United Kingdom
ADI Micromachines, Inc.	Delaware, USA
Lyric Semiconductor, Inc.	Delaware, USA
Multigig, Inc.	Delaware, USA
Analog Devices International, Inc.	Massachusetts, USA